Exhibit 99
TI reports financial results for 2Q12

Conference call on TI website at 4:30 p.m. Central time today

www.ti.com/ir

DALLAS (July 23, 2012) – Texas Instruments Incorporated (TI) (NASDAQ: TXN) today announced second-quarter revenue of $3.34 billion, net income of $446 million and earnings per share of 38 cents.  EPS includes 6 cents of charges associated with the company’s September 2011 acquisition of National Semiconductor and restructuring.

“TI revenue in the second quarter was about as we had expected,” said Rich Templeton, TI’s chairman, president and CEO.  “Our Analog and Embedded Processing segments grew sequentially, while our Wireless segment declined.

“Although we believe customers and distributors have low inventory levels, the global economic environment is causing both to become increasingly cautious in placing new orders.  Our backlog grew last quarter but orders slowed in the month of June and our backlog coverage for September is lower than normal.  As a result of this increased uncertainty, we currently estimate that our revenue in the third quarter will be about even with last quarter and below our seasonal average growth rate.  If customer demand increases as the quarter progresses, we are ready to support higher shipments with short product lead times, a strong inventory position and available manufacturing capacity.

“In the meantime, we remain focused on strengthening our market positions in Analog and Embedded Processing.  These areas are complementary and benefit from TI’s extensive and expanding relationships with customers around the world.  As we continue to broaden our portfolio of leadership products, especially our standard catalog products, we enhance our ability to serve these customers.”

2Q12 financial summary

Amounts are in millions of dollars, except per-share amounts.

	2Q12	2Q11	Change	1Q12	Change
Revenue	$3,335	$3,458	-4%	$3,121	7%
Operating profit	$598	$905	-34%	$397	51%
Net income	$446	$672	-34%	$265	68%
Earnings per share	$.38	$.56	-32%	$.22	73%
Cash flow from operations	$675	$629	7%	$449	50%

Acquisition charges associated with TI’s acquisition of National Semiconductor (now referred to as Silicon Valley Analog in TI’s Analog segment) are $104 million in the second quarter and include amortization of intangibles, retention bonuses and other items.  Results also include $13 million of restructuring charges associated with the planned closings of two older factories announced in January 2012.

Compared with a year ago, lower gross profit in the quarter primarily reflects lower revenue and the associated costs from low levels of factory utilization.  Compared with the first quarter, higher gross profit reflects higher revenue, which more than offset lower insurance proceeds related to the March 2011 earthquake in Japan.

Operating profit declined from a year ago due about equally to higher acquisition and restructuring charges, lower gross profit and higher operating expenses.  The increase in operating expenses was due to the inclusion of Silicon Valley Analog.  Compared with the prior quarter, operating profit increased primarily due to higher gross profit.  Also contributing to this increase were lower acquisition charges as well as lower operating expenses.

2Q12 segment results

	2Q12	2Q11	Change	1Q12	Change
Analog:
Revenue	$1,800	$1,588	13%	$1,686	7%
Operating profit	$437	$446	-2%	$335	30%
Embedded Processing:
Revenue	$509	$596	-15%	$473	8%
Operating profit	$51	$141	-64%	$36	42%
Wireless:
Revenue	$342	$558	-39%	$373	-8%
Operating profit	$(51)	$82	n/a	$(25)	-104%
Other:
Revenue	$684	$716	-4%	$589	16%
Operating profit*	$161	$236	-32%	$51	216%

*  Includes acquisition-related and restructuring charges.

Analog:  (includes High Volume Analog & Logic, Power Management, High Performance Analog and Silicon Valley Analog)
•
Compared with the year-ago quarter, revenue increased due to the inclusion of Silicon Valley Analog revenue.  Revenue from High Performance Analog and High Volume Analog & Logic declined while revenue from Power Management was about even.

•
Compared with the prior quarter, revenue increased primarily due to growth in Power Management.  Revenue from High Performance Analog and High Volume Analog & Logic also grew while revenue from Silicon Valley Analog was about even.

•
Operating profit was down slightly from the year-ago quarter as higher gross profit was offset by higher operating expenses.  Operating profit increased from the prior quarter due to higher gross profit.

Embedded Processing:  (includes digital signal processor and microcontroller catalog products that are sold across a wide variety of markets as well as application-specific products that are used in communications infrastructure and automotive electronics)
•
Compared with the year-ago quarter, the decline in revenue was due to lower revenue from products sold into communications infrastructure applications and from catalog products.  Revenue from products sold into automotive applications increased.

•
Compared with the prior quarter, the increase in revenue was primarily due to higher revenue from products sold into communications infrastructure applications.  Revenue from catalog products also increased while revenue from products sold into automotive applications declined.

•	Operating profit decreased from a year ago due to lower gross profit. Operating profit increased from the prior quarter primarily due to higher gross profit.

Wireless:  (includes OMAPTM applications processors, connectivity products and baseband products)
•	Compared with the year-ago quarter, revenue declined primarily due to baseband products. Revenue from connectivity products also declined while revenue from OMAP applications processors increased.
•	Compared with the prior quarter, revenue decreased due to OMAP applications processors. Revenue from connectivity products also declined while revenue from baseband products increased.
•	Operating profit decreased from the year-ago and prior quarters due to lower gross profit that more than offset lower operating expenses.

Other:  (includes DLP® products, custom ASIC products, calculators and royalties)
•
Compared with the year-ago quarter, revenue was down due to the expiration of transitional supply agreements associated with previously acquired factories.  Royalties and revenue from calculators also declined while revenue from custom ASIC products and DLP products increased.

•	Compared with the prior quarter, revenue was up primarily due to higher revenue from DLP products and the seasonal increase in calculators. This growth more than offset lower insurance proceeds.
•
Operating profit decreased from a year ago due to higher acquisition and restructuring charges.  Operating profit increased from the prior quarter due to higher gross profit and lower acquisition charges.

2Q12 additional financial information

•	Orders were $3.41 billion, down 5 percent from the year-ago quarter and up 5 percent from the prior quarter.
•	Inventory was $1.88 billion at the end of the quarter, up $123 million from a year ago and $32 million from the prior quarter.
•
Capital expenditures were $146 million in the quarter compared with $276 million a year ago and $103 million in the prior quarter.  Capital expenditures in the quarter were primarily for assembly/test manufacturing equipment.

•	The company repaid $200 million of its commercial paper borrowings in the quarter and $375 million of maturing debt assumed in the acquisition of National Semiconductor.
•	The company used $300 million in the quarter to repurchase 9.6 million shares of its common stock and paid dividends of $195 million.

Outlook

For the third quarter of 2012, TI expects:

•	Revenue: $3.21 – 3.47 billion
•	Earnings per share: $0.34 – 0.42

The third quarter’s EPS will be negatively affected by about 7 cents from acquisition and restructuring charges.

TI will update its third-quarter outlook on September 11, 2012.

For the full year of 2012, TI expects approximately the following:

•	R&D expense: $1.9 billion, down from the prior expectation of $2.0 billion
•	Capital expenditures: $0.7 billion
•	Depreciation: $1.0 billion
•	Annual effective tax rate: 26%, down from the prior expectation of 28%

The tax rate estimate is based on current tax law and does not assume reinstatement of the federal R&D tax credit, which expired at the end of 2011.

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
Consolidated Statements of Income
(Millions of dollars, except share and per-share amounts)

	For Three Months Ended

	June 30, 2012	June 30, 2011	Mar. 31, 2012

Revenue	$3,335	$3,458	$3,121
Cost of revenue	1,684	1,705	1,590
Gross profit	1,651	1,753	1,531
Research and development (R&D)	480	424	509
Selling, general and administrative (SG&A)	456	411	462
Restructuring charges	13	--	10
Acquisition charges	104	13	153
Operating profit	598	905	397
Other income (expense) net	(2)	10	(14)
Interest and debt expense	20	6	21
Income before income taxes	576	909	362
Provision for income taxes	130	237	97
Net income	$446	$672	$265

Earnings per common share:
Basic	$.38	$.57	$.23
Diluted	$.38	$.56	$.22

Average shares outstanding (millions):
Basic	1,140	1,156	1,143
Diluted	1,154	1,180	1,165

Cash dividends declared per share of common stock	$.17	$.13	$.17

Percentage of revenue:
Gross profit	49.5%	50.7%	49.0%
R&D	14.4%	12.3%	16.3%
SG&A	13.7%	11.9%	14.8%
Operating profit	17.9%	26.2%	12.7%

As required by accounting rule ASC 260, net income allocated to unvested restricted stock units (RSUs), on which we pay dividend equivalents, is excluded from the calculation of EPS.  The amount excluded is $8 million, $10 million and $4 million for the quarters ending June 30, 2012, June 30, 2011, and March 31, 2012, respectively.

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
Consolidated Balance Sheets
(Millions of dollars, except share amounts)

	June 30, 2012	June 30, 2011	Mar. 31, 2012
Assets
Current assets:
Cash and cash equivalents	$1,192	$4,501	$1,193
Short-term investments	1,141	1,899	1,572
Accounts receivable, net of allowances of ($22), ($23) and ($32)	1,629	1,672	1,478
Raw materials	123	148	114
Work in process	1,040	970	996
Finished goods	722	644	743
Inventories	1,885	1,762	1,853
Deferred income taxes	1,155	793	1,192
Prepaid expenses and other current assets	351	233	303
Total current assets	7,353	10,860	7,591
Property, plant and equipment at cost	6,840	6,573	6,840
Less accumulated depreciation	(2,666)	(2,859)	(2,562)
Property, plant and equipment, net	4,174	3,714	4,278
Long-term investments	218	334	239
Goodwill	4,452	924	4,452
Acquisition-related intangibles, net	2,729	63	2,815
Deferred income taxes	288	925	302
Capitalized software licenses, net	182	184	201
Overfunded retirement plans	32	25	37
Other assets	93	69	94
Total assets	$19,521	$17,098	$20,009

Liabilities and Stockholders’ Equity
Current liabilities:
Commercial paper borrowings	$500	$--	$700
Current portion of long-term debt	1,500	--	378
Accounts payable	555	623	589
Accrued compensation	454	428	382
Income taxes payable	101	65	106
Accrued expenses and other liabilities	711	637	754
Total current liabilities	3,821	1,753	2,909
Long-term debt	2,703	3,498	4,207
Underfunded retirement plans	700	532	684
Deferred income taxes	596	92	622
Deferred credits and other liabilities	543	320	516
Total liabilities	8,363	6,195	8,938
Stockholders’ equity:
Preferred stock, $25 par value. Authorized – 10,000,000 shares. Participating cumulative preferred. None issued.	--	--	--
Common stock, $1 par value. Authorized – 2,400,000,000 shares. Shares issued: June 30, 2012 – 1,740,815,939; June 30, 2011 – 1,740,530,417; Mar. 31, 2012 – 1,740,814,489	1,741	1,741	1,741
Paid-in capital	1,164	1,108	1,112
Retained earnings	26,592	25,726	26,345
Less treasury common stock at cost: Shares: June 30, 2012 – 603,058,077; June 30, 2011 – 585,209,754; Mar. 31, 2012 – 596,461,198	(17,598)	(16,986)	(17,385)
Accumulated other comprehensive income (loss), net of taxes	(741)	(686)	(742)
Total stockholders’ equity	11,158	10,903	11,071
Total liabilities and stockholders’ equity	$19,521	$17,098	$20,009

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Millions of dollars)

	For Three Months Ended
	June 30, 2012	June 30, 2011	Mar. 31, 2012
Cash flows from operating activities:
Net income	$446	$672	$265
Adjustments to net income:
Depreciation	241	220	243
Stock-based compensation	64	54	69
Amortization of acquisition-related intangibles	86	6	86
Deferred income taxes	21	(46)	(4)
Increase (decrease) from changes in:
Accounts receivable	(151)	(102)	63
Inventories	(32)	(84)	(91)
Prepaid expenses and other current assets	50	(3)	5
Accounts payable and accrued expenses	(77)	58	(37)
Accrued compensation	75	80	(211)
Income taxes payable	(103)	(240)	67
Other	55	14	(6)
Cash flows from operating activities	675	629	449

Cash flows from investing activities:
Additions to property, plant and equipment	(146)	(276)	(103)
Proceeds from insurance recovery	--	2	--
Purchases of short-term investments	(415)	(816)	(242)
Proceeds from short-term investments	853	505	613
Purchases of long-term investments	--	(2)	(1)
Proceeds from long-term investments	29	45	3
Cash flows from investing activities	321	(542)	270

Cash flows from financing activities:
Proceeds from issuance of debt	--	3,497	--
Issuance costs for long-term debt	--	(12)	--
Repayment of debt and commercial paper borrowings	(575)	--	(300)
Dividends paid	(195)	(150)	(195)
Proceeds from common stock transactions	68	180	259
Excess tax benefit from share-based payments	5	8	18
Stock repurchases	(300)	(452)	(300)
Cash flows from financing activities	(997)	3,071	(518)
Net change in cash and cash equivalents	(1)	3,158	201
Cash and cash equivalents, beginning of period	1,193	1,343	992
Cash and cash equivalents, end of period	$1,192	$4,501	$1,193

Certain amounts in prior periods' financial statements have been reclassified to conform to the current presentation.

#   #   #

Safe Harbor Statement

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  These forward-looking statements generally can be identified by phrases such as TI or its management “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import.  Similarly, statements herein that describe TI’s business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements.  All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

We urge you to carefully consider the following important factors that could cause actual results to differ materially from the expectations of TI or its management:

•	Market demand for semiconductors, particularly in key markets such as communications, computing, industrial and consumer electronics;
•
TI’s ability to maintain or improve profit margins, including its ability to utilize its manufacturing facilities at sufficient levels to cover its fixed operating costs, in an intensely competitive and cyclical industry;

•	TI’s ability to develop, manufacture and market innovative products in a rapidly changing technological environment;
•	TI’s ability to compete in products and prices in an intensely competitive industry;
•	TI’s ability to maintain and enforce a strong intellectual property portfolio and obtain needed licenses from third parties;
•	Expiration of license agreements between TI and its patent licensees, and market conditions reducing royalty payments to TI;
•
Economic, social and political conditions in the countries in which TI, its customers or its suppliers operate, including security risks, health conditions, possible disruptions in transportation, communications and information technology networks and fluctuations in foreign currency exchange rates;

•	Natural events such as severe weather and earthquakes in the locations in which TI, its customers or its suppliers operate;
•	Availability and cost of raw materials, utilities, manufacturing equipment, third-party manufacturing services and manufacturing technology;
•
Changes in the tax rate applicable to TI as the result of changes in tax law, the jurisdictions in which profits are determined to be earned and taxed, the outcome of tax audits and the ability to realize deferred tax assets;

•
Changes in laws and regulations to which TI or its suppliers are or may become subject, such as those imposing fees or reporting or substitution costs relating to the discharge of emissions into the environment or the use of certain raw materials in our manufacturing processes;

•	Losses or curtailments of purchases from key customers and the timing and amount of distributor and other customer inventory adjustments;
•	Customer demand that differs from our forecasts;
•	The financial impact of inadequate or excess TI inventory that results from demand that differs from projections;
•	Impairments of our non-financial assets;
•	Product liability or warranty claims, claims based on epidemic or delivery failure or recalls by TI customers for a product containing a TI part;
•	TI’s ability to recruit and retain skilled personnel;
•	Timely implementation of new manufacturing technologies, installation of manufacturing equipment and the ability to obtain needed third-party foundry and assembly/test subcontract services;
•	TI’s obligation to make principal and interest payments on its debt;
•	TI’s ability to successfully integrate National Semiconductor’s operations, product lines and technologies, and to realize opportunities for growth and cost savings from the acquisition; and
•	Breaches of our information technology systems.

For a more detailed discussion of these factors, see the Risk Factors discussion in Item 1A of TI’s Form 10-Q for the quarter ended March 31, 2012.  The forward-looking statements included in this release are made only as of the date of this release, and TI undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances.

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